Exhibit 10.2

ASPEN AVIONICS, INC.

2021 MANAGEMENT CARVEOUT PLAN

As of December 16, 2021 (the “Effective Date”), Aspen Avionics, Inc., a Delaware corporation (the “Company”), hereby adopts the Aspen Avionics, Inc. 2021 Management Carveout Plan (the “Plan”).

WHEREAS, the Company’s Board of Directors has considered various incentive plans for designated employees and consultants including, without limitation, a form of retention or management carveout plan presented to the Board in February 2020;

WHEREAS, the Company has decided to establish a Benefit Pool (as defined below) for designated employees and consultants payable upon the occurrence of a Change of Control to (i) assure that the Company will have the continued dedication and objectivity of employees and consultants, notwithstanding the possibility, threat or occurrence of a Change of Control, (ii) provide employees and consultants with an incentive to continue their service prior to a Change of Control and to motivate the team to maximize the value of the Company upon a Change of Control for the benefit of the Company, its creditors and its stockholders, (iii) provide employees and consultants with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control, and (iv) reward current and previous employees and consultants for the contributions to the growth of the Company;

WHEREAS, the Board of Directors has determined that the adoption of the Plan is in the best interests of the Company, its creditors and its stockholders; and

WHEREAS, the Board of Directors approved the terms of the Plan, as of December 16, 2021.

NOW, THEREFORE, BE IT RESOLVED:

1. DEFINITIONS. The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“AIRO/Aspen Merger” means the merger described in the AIRO/Aspen Merger Agreement between the Company and Aspen Merger Sub (as defined in the AIRO/Aspen Merger Agreement).

“AIRO/Aspen Merger Agreement” means that certain agreement and plan of merger by and between AIRO Group, the Company, and certain other parties named therein dated as of October 6, 2021, as amended, modified or extended from time to time.

“AIRO Group” means AIRO Group, Inc., a Delaware corporation, or any successor.

“AIRO Group Holdings” means AIRO Group Holdings, Inc., a Delaware corporation, or any successor.

“AIRO Group Holdings Common Stock” means the common stock of AIRO Group Holdings, or any successor thereto.

“Aspen Representatives” shall mean one or more representatives of the Participants appointed to the Plan Administrator in connection with the AIRO/Aspen Merger. Such representatives shall be chosen by members of the Company’s Board of Directors who were members immediately prior to the closing of the AIRO/Aspen Merger and any replacements thereof (due to death, disability, resignation, etc.) shall be appointed only by Persons who were members of the Company’s Board of Directors immediately prior to the closing of the AIRO/Aspen Merger.

“Benefit” means the amount cash, securities and other benefits to which a Participant may become entitled under Section 2 of the Plan assuming the Participant complies with the other terms and conditions of the Plan.

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“Benefit Pool” means the pool from which all Benefits are paid as determined by the Board of Directors at its regular meeting on December 16, 2021 and as may be subsequently amended, enlarged or modified by the Board of Directors.

“Board of Directors” means the Board of Directors of the Company, as from time to time constituted.

“Cause” means (i) conviction of, plea of nolo contendre to, or formal admission to, a felony; (ii) an act by the Participant of willful misconduct, willful or gross neglect, gross incompetence, fraud, embezzlement, or material misappropriation or dishonesty in the performance of the Participant’s duties with the Company; (iii) repeated failure to adhere to the lawful directions of the Board of Directors or to adhere to the Company’s policies and practices and such failure is not cured within ten (10) days following written notice from the Company specifying such failure; (iv) continued failure to substantially perform the Participant’s duties properly assigned to him or her and such failure is not cured within ten (10) days following written notice from the Company specifying such failure; or (v) breach in any material respect of the terms and provisions of the Participant’s employment or consulting agreement and such breach is not cured within ten (10) days following written notice from the Company specifying such breach.

“Change of Control” means either a General Change of Control or a Two-Step Change of Control, as the case may be. A “General Change of Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. A “Two-Step Change of Control” means both the closing of the AIRO/Aspen Merger and the closing of either the SPAC Merger or the IPO (whichever is earlier) occurs by June 30, 2023. For the avoidance of doubt, the closing of the AIRO/Aspen Merger does not constitute a General Change of Control unless the AIRO/Aspen Merger is consummated and either the SPAC Merger or the IPO occur by June 30, 2023.

“Closing” means the closing of a transaction constituting a Change of Control and, in the case of a Two-Step Change of Control, then the closing of the SPAC Merger or IPO, as the case may be.

“Closing Date” means the closing date set forth in the purchase agreement or other transaction document effecting the Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Sections or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplement or superseding such Section or regulation.

“Company” means Aspen Avionics, Inc., a Delaware corporation, or any successor. “Consultant” means any individual who is or has been engaged by the Company or any Affiliate to render consulting or advisory services, whether or not compensated for such services.

“Disability” or “Disabled” means an Participant’s inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or the Participant’s receipt of income replacement benefits for a period of not less than three (3) months under an accident or health plan sponsored by the Company. A Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

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“Employee” means an individual who is an employee of the Company who is reported on the payroll records as a common-law employee.

“General Change of Control” has the meaning ascribed thereto in the definition of Change of Control.

“Indebtedness Assumed” has the meaning ascribed thereto in the AIRO/Aspen Merger Agreement.

“Individual Units” means the units specified for a particular Participant as determined by the Board of Directors, in each Participant’s Participation Agreement. The total amount of the Individual Units granted shall not exceed the total amount approved by the Board of Directors of the Company at its December 16, 2021 regular meeting unless the total amount of the Individual Units is amended, modified or enlarged by in a writing by the Board of Directors.

“IPO” has the meaning ascribed thereto in the AIRO/Aspen Merger Agreement.

“Net Proceeds” means, with respect to a Change of Control, the net sum of any cash and the fair market value of any securities or other property available for distribution to equity holders of the Company in connection with a Change of Control after all liabilities (whether estimated or definite, including all investment banking fees and transaction costs, but excluding subordinated notes or bridge loans from Company equity holders or their Affiliates), as determined by the Plan Administrator, are paid, satisfied, reserved for or assumed; provided that the Board of Directors of the Company at its December 16, 2021 regular meeting established a cap or upper limit for the Net Proceeds at $2,300,000,000.00 in which event, if the Net Proceeds are calculated to be in excess of $2,300,000,000.00, then for all relevant calculations under the Plan, the amount of the Net Proceeds will be fixed at $2,300,000,000.00. For the avoidance of doubt, Net Proceeds includes (i) any Liabilities assumed in the Change of Control (including, without limitation, the Indebtedness Assumed in the AIRO/Aspen Merger), and (ii) Post-Closing Payments; provided, however, that payments that derive from Post-Closing Payments shall be delayed until after such Post-Closing Payments themselves actually are made and received and shall be based upon the actual amounts of Post-Closing Payments made and received. The fair market value of any securities or other property available for distribution in connection with a Change of Control will be determined for purposes of calculation under the Plan on the same basis on which such securities were valued in the Change of Control. Any calculation under the Plan that is based on “Net Proceeds” shall disregard any effect the Plan or the payment of any amount under the Plan may have on the actual consideration to be distributed in the Change of Control. Notwithstanding the foregoing, the definition of Net Proceeds provided above shall be modified as follows solely with respect to a Two-Step Transaction Change of Control: (i) the term “cash” shall include Indebtedness Assumed; and (ii) the phrase “the fair market value of any securities … available for distribution to equity holders of the Company” shall mean the fair market value of the AIRO Group Holdings Common Stock determined upon closing of the SPAC Merger or IPO (whichever is earlier).

“Other Business Combination Parties” has the meaning ascribed thereto in the AIRO/Aspen Merger Agreement, and any successors thereto.

“Participant” means an Employee or Consultant who is named as eligible to receive a Benefit pursuant to this Plan.

“Participation Agreement” means an individualized agreement setting forth a Participant’s Individual Units and other terms relating to the Participant’s participation in the Plan. The form of Participation Agreement is attached hereto as Exhibit A.

“Plan” means the Aspen Avionics, Inc. 2021 Management Carveout Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.

“Plan Administrator” means the Board of Directors of the Company or any committee thereof as may be established from time to time by the Board of Directors of the Company; provided that, from and after the AIRO/Aspen Merger, the Board of Directors of the Company (and any committee thereof serving as the Plan Administrator) must contain the same number of Aspen Representatives as the other members of the Plan Administrator appointed by any other Person after closing of the AIRO/Aspen Merger.

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“Post-Closing Payments” means the amounts distributed after the Closing pursuant to any escrow, holdback, delayed or installment payment, promissory note, earn-out or other similar arrangement.

“Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

“SPAC Merger” has the meaning ascribed thereto in the AIRO/Aspen Merger Agreement.

“Treasury Regulations” means the regulations under the Code. Reference to a specific Treasury Regulation Section thereunder shall include such regulations and any comparable provision of any future legislation or regulation amending, supplementing or superseding such regulation.

“Two-Step Change of Control” has the meaning ascribed thereto in the definition of Change of Control.

“Total Transaction Value” means, with respect to a Two-Step Change of Control, (i) all cash (including, without limitation, all Indebtedness Assumed) paid by AIRO Group Holdings for Aspen equity securities in the AIRO/Aspen Merger, plus (ii) the fair market value of all AIRO Group Holdings Common Stock issued and outstanding (on a fully diluted basis) paid by AIRO Group Holdings for Aspen equity securities in the AIRO/Aspen Merger (immediately prior to the closing of the Two-Step Transaction Change of Control). As used herein, the phrase “the fair market value of all AIRO Group Holdings Common Stock” shall mean an amount equal to one issued and outstanding share of AIRO Group Holdings Common Stock, multiplied by the value attributed to such share in the closing of the Two-Step Transaction Change of Control (i.e., the value per such share stated in the merger agreement for the SPAC Merger, or trading price of such share listed or quoted on the primary national securities exchange for such share as of the close of trading on the first day of trading in connection with the IPO, multiplied by all of the issued and outstanding shares of AIRO Group Holdings Common Stock (immediately prior to the closing of the Two-Step Transaction Change of Control).

2. PLAN BENEFIT.

(a) Benefit Pool.

(i) In General. All Benefits paid under the Plan shall be paid from the Benefit Pool. The Benefit Pool shall be calculated based on the Net Proceeds in connection with a Change of Control as determined by the Plan Administrator.

(ii) Two-Step Change of Control. For a Two-Step Change of Control only, Attachment C to the Participation Agreement (which is incorporated herein by this reference) is a “Model for Hypothetical Sensitivity Analysis” which can be used by Participants to calculate an estimate of value, in dollars, of hypothetical Benefits to each Participant (as shown on line 16, column D of the Excel spreadsheet) (the “Hypothetical Benefit to Participant.” Upon closing of the Two-Step Change of Control, but in any event within five (5) days thereafter, the Plan Administrator shall determine the Total Transaction Value (as shown on line 12, column D of the Excel spreadsheet); provided that the Board of Directors of the Company at its December 16, 2021 regular meeting established a cap or upper limit for the Total Transaction Value at $2,300,000,000.00 in which event, if the Total Transaction Value is calculated to be in excess of $2,300,000,000.00, then for all relevant calculations under the Plan, the amount of the Total Transaction Value will be fixed at $2,300,000,000.00. Once the Plan Administrator has calculated the Total Transaction Value, such calculation shall be the Total Transaction Value for all purposes of the Plan and, for each Participant, the calculation of the Hypothetical Benefit to Participant shall then become the Actual Benefit to Participant.

(b) Benefit Allocation. Each individual designated as a Participant by the Plan Administrator shall be allocated Individual Units. Notwithstanding the foregoing, if all of the Benefit Pool is not allocated to Participants as of the Closing Date, each Participant’s Benefit shall automatically be adjusted (pro rata) such that the aggregate of such Benefits equals the Benefit Pool.

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(c) Benefit Conditions. In general, it is a condition precedent that individuals must be Employees or Consultants of the Company at the time Benefits are paid to receive any Benefits. Notwithstanding the foregoing:

(i) for individuals who are Employees, the Plan Administrator, in its sole discretion, may grant an allocation to any Employee who is terminated without Cause during the calendar year in which the Benefit Pool is calculated with respect to any Benefit earned by such individual prior to such termination without Cause;

(ii) for individuals who are Employees, the Plan Administrator, in its sole discretion, may grant an allocation to an Employee who dies, becomes Disabled or is on a bona fide leave of absence (such as maternity leave) during the calendar year in which the Benefit Pool is calculated with respect to any Benefit earned by such individual prior to such death, Disability or bona fide leave of absence; and

(iii) for individuals who are Consultants, the Plan Administrator, in its sole discretion, may grant an allocation to any current or previous Consultant.

(d) Reallocation. Any portion of the Benefit Pool allocated to an individual who becomes ineligible to receive his or her Benefit shall be forfeited and available for reallocation and distribution under the Plan or returned to the Company as determined by the Plan Administrator, or if not allocated by the Plan Administrator as of the Closing Date, then distributed pursuant to Section 2(b).

(e) Benefit Payment. The Benefits payable hereunder shall be paid as soon as administratively practicable after a Closing Date, but under no circumstances later than fifteen (15) days following the Closing Date. Each Participant will be entitled to receive the same form or forms of payment and in the same proportions paid by the purchaser(s) upon the Change of Control, whether such distribution is at Closing or a Post-Closing Payment pursuant to the application of any escrow, holdback, delayed or installment payment, promissory note, earn-out or other similar arrangement. For the avoidance of doubt, the overall percentage of Net Proceeds allocated to the Benefit Pool shall be determined by the Plan Administrator and such overall percentage shall be applied to the Net Proceeds in connection with the Change of Control for purposes of determining the proportion of cash (which, for purposes of this calculation shall include the amount of the Indebtedness Assumed), equity securities or other property distributed to Participants under the Plan. Notwithstanding the foregoing, with respect to a Two-Step Transaction Change of Control, each Participant shall be allocated “cash, equity securities and other property” based upon the following proportion:

(i) Cash Portion of Benefit. The cash allocated to such Participant shall be equal to a fraction, with the numerator of which is equal to Indebtedness Assumed and any other cash, if any, distributed to holders of the Company’s equity securities in the AIRO/Aspen Merger; and a denominator of which is equal to cash (including Indebtedness Assumed), AIRO Group Holdings Common Stock (valued as of the earlier of the IPO or SPAC Merger), and other property, if any, distributed to holders of the Company’s equity securities in the AIRO/Aspen Merger.

(ii) Stock, etc. Portion of Benefit. The equity securities and other property allocated to such Participant shall be the Actual Benefit to Participant less the value of cash (as determined above in Section 2(e)(1)). The equity securities shall be paid in AIRO Group Holdings Common Stock (valued as of the earlier of the IPO or SPAC Merger), and “other property,” if any, shall be valued, for purposes of this Plan, as of the closing of the AIRO/Aspen Merger.

(f) Withholding. The Company shall withhold any federal, state or local taxes required with respect to any distribution under the Plan. The Participant shall take whatever action the Plan Administrator deems appropriate with respect to withholding of taxes, including, but not limited to, the Participant remitting to the Company any taxes required to be withheld by the Company under federal, state or local law as a result of the distribution. The Company may retain stock or equity securities equal to the taxes required to be withheld by the Company under federal, state or local law as a result of the distribution under the Plan.

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(g) Expiration. The Plan and all Benefits thereunder expire on June 30, 2023.

3. PLAN ADMINISTRATION.

(a) Plan Administrator. The Plan Administrator may designate certain specified duties of Plan administration to an individual or group of individuals who, with respect to such duties, shall have all reasonable powers necessary or appropriate to accomplish them.

(b) Powers of Plan Administrator. The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(i) to interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan including, without limitation, the amount and calculation of the Benefit Pool and the Benefits;

(ii) to determine all questions concerning allocation and reallocation of benefits;

(iii) to cause one or more separate accounts to be maintained for the Benefit Pool;

(iv) to determine the manner and form (to the extent consistent with Section 2(e)) of any distribution to be made under the Plan;

(v) to determine the status and rights of Employees and Consultants;

(vi) to appoint and discharge such trustees, record keepers, consultants, counsel (who may be of counsel to the Company) and other agents and advisers, and to obtain such other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(vii) to establish rules for the performance of its powers and duties and for the administration of the Plan;

(viii) to act as agent for the Company in keeping all records;

(ix) to delegate to one or more persons, severally or jointly, the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan;

(x) to exercise the authority to make decisions and to make changes to the Plan, including adopting one (1) or more amendments to the Plan that are not anticipated to have a material financial impact on the Plan or the Company or a material adverse effect on Participants; and

(xi) to make any and all decisions, to take any and all actions, and to execute any and all documents as the Plan Administrator, its delegate or the officers of the Company deem necessary or desirable to implement any resolutions made by the Board of Directors and to contribute to the smooth operation of the Plan.

(c) Decisions of Plan Administrator. All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to it under the Plan, and any interpretation of provisions of the Plan by the Plan Administrator shall be final and shall be conclusive and binding on all Participants and all other persons and shall be given the maximum possible deference allowed by law.

(d) Administrative Expenses. The Plan Administrator shall serve without compensation for its services as Plan Administrator. All expenses incurred in connection with the administration of the Plan or the trust, if any, by the Company, the Plan Administrator or otherwise, including trustee, if any, and legal fees and expenses, shall be paid by the Company as determined by the Plan Administrator (in its discretion).

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(e) Indemnification. The Company shall, and by adopting the Plan, agrees to, indemnify and hold harmless any of its Employees, officers or directors from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve bad faith, gross negligence or willful misconduct on the part of any such individual.

4. GENERAL PROVISIONS.

(a) Rights and Duties. No person shall have any rights in or to any fund or other assets of the Plan, or under the Plan, except as, and only to the extent, expressly provided for in the Plan.

(b) No Enlargement of Employment Rights, etc. Neither the establishment or maintenance of the Plan, the making of any contributions nor any action of the Company, the trustee, if any, or the Plan Administrator shall be held or construed to confer upon any individual any right to be continued as an Employee or a Consultant nor, upon dismissal, any right or interest in any fund or any other assets of the Plan, except to the extent provided in the Plan. The Company expressly reserves the right to discharge any Employee or Consultant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

(c) Applicable Law. To the extent not subject to federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with applicable laws of the State of Delaware, without regard to conflict-of-law principles.

(d) Conformance With Applicable Laws. Notwithstanding anything contained herein to the contrary, the Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A. The Company reserves the right to amend the Plan at any time in order for the Plan to comply with any such laws and regulations.

(e) Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

(f) Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

(g) Offsets. When any payment becomes due and payable hereunder, the Company, without notice, demand or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Company.

(h) Funding. The Plan shall be funded out of the Company’s general assets. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(i) No Guarantee of Employment. Selection of an individual to participate in the Plan shall not provide any guarantee or promise of continued service of the Employee or Consultant with the Company, and the Company retains the right to terminate the employment of any Employee or Consultant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

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(j) Clawbacks. Any Benefit paid under the Plan is subject to recovery or “clawback” by the Company:

(1) if such Benefit was allocated to such Participant by the Plan Administrator based on actual fraud (i) in the financial statements, or (ii) other criteria upon which the Plan Administrator relied to make such allocation. Such Benefit shall be subject to clawback for a period of twelve (12) months from the date of payment, to the extent such Benefit would have been less had the Plan Administrator based such allocation on nonfraudulent information.

(2) if such Benefit was paid to an Employee who failed to continue to be employed by the Company (or its successor) for a period of 180 days after the Closing Date of the Change in Control unless such Employee’s reason for ceasing to be an Employee is that Employee’s employment was terminated without Cause or such Employee died or became Disabled during such 180-day period.

(k) Amendment and Termination. The Plan Administrator may not amend the Plan without the express prior written consent of (i) each Participant affected by the amendment or termination, and (ii) after the AIRO/Aspen Merger, each of the Aspen Representatives, except, in each case, pursuant to “Section 409A” below or as may be required by any applicable law or as necessary to correct administrative errors. The Plan shall automatically terminate upon completion of all payments under the terms of the Plan.

(l) No Equity Interest. Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

(m) Nonassignability. To the maximum extent permitted by law, a Participant’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(n) Section 409A. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Benefits under the Plan required to be paid no later than fifteen (15) days following the Closing Date are intended to fall within the “short-term deferral” exemption from Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the Benefit to be provided hereunder will be subject to the additional tax imposed under Section 409A. All other payments are meant to comply with Section 409A so that none of the Benefit to be provided hereunder will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Plan Administrator and each Participant will work together in good faith to consider either (i) amendments to this Plan; or (ii) revisions to the Plan with respect to the payment of any Benefit, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan Administrator reserves the right, in its sole discretion and without the consent of any Participant, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Benefit.

(o) Successors and Assigns. The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and, upon a Change of Control, the Company shall, if the Board of Directors deems it to be necessary or prudent, require the Company’s successor(s) or assign(s) to assume or guarantee (or both) the Company’s obligations under the Plan; and, upon a Two-Step Transaction Change of Control, the Board of Directors of the Company shall require both AIRO Group Holdings and AIRO Group to assume and guarantee the Company’s obligations under the Plan.

[End of 2021 Management Carveout Plan; Balance Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed the Plan on the date indicated below.

Aspen Avionics, Inc.

By:	/s/ John Uczekaj
Name:	John Uczekaj
Title:	CEO
Dated:	12/16/21

[Signature Page to Aspen Avionics 2021 Management Carveout Plan]

EXHIBIT A

Form of Participation Agreement

This Participation Agreement (the “Agreement”) with respect to participation in the Aspen Avionics, Inc. 2021 Management Carveout Plan (the “Plan”) is made as of December 23, 2021 by and between Aspen Avionics, Inc., a Delaware corporation (the “Company”), and [NAME] (“Participant”). Capitalized terms not otherwise defined herein will have the meanings given to them in the Plan. Additional terms and conditions are set forth on Attachment A and incorporated herein by this reference.

Background. Any Benefits paid to Participants under the Plan are based on a Change of Control, typically involving a stock sale or asset sale but also including a two-step transaction (the “Two Step Transaction”) involving the AIRO/Aspen Merger as described below. At the time the Plan has been adopted, the AIRO/Aspen Merger Agreement has been executed and delivered but has not closed. The AIRO/Aspen Merger will not result in any cash or marketable securities being available to any Company stockholders or to the Participants. The AIRO/Aspen Merger is conditioned on evidence of likelihood of a subsequent SPAC merger or IPO which likely would result in some cash and marketable securities being available to Company stockholders or to the Participants. A Change of Control in the context of the AIRO/Aspen Merger will be the AIRO/Aspen Merger taken together with a subsequent public financing via a SPAC merger or IPO.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows.

1. Terms of Participation; Expiration. The Participant’s participation in the Plan is subject to the terms and conditions of the Plan and the Agreement. A condition to receiving any distribution under the Plan or this Agreement is that Participant must execute a release in the form attached hereto as Attachment B within 10 days of being notified of the Change of Control and provided with such release. If Participant refuses to execute the release within this time period, Participant forfeits any rights to any distributions under the Plan or this Agreement. The Plan, this Agreement and all Benefits thereunder expire on June 30, 2023.

2. Participant’s Individual Units; Value. The Participant’s Individual Units will be equal to [ ]. The value of the Individual Units is unknown and may be unknowable until the Change of Control closes. Additional limitations, assumptions and qualifications about the value of the Individual Units are set forth in the “Model for Hypothetical Sensitivity Analysis” that is attached to this Agreement and are incorporated herein by this reference. Attachment C to this Agreement is a “Model for Hypothetical Sensitivity Analysis” which can be used by Participants to calculate an estimate of value, in dollars, of hypothetical Benefits to each Participant. As shown on the Model, for purposes of the Plan, the Board of Directors of the Company at its December 16, 2021 regular meeting established a cap or upper limit for the Total Transaction Value at $2,300,000,000.00.

3. No Guarantee of Continued Service; Benefit Conditions. Participant acknowledges and agrees that selection to participate in the Plan shall not provide any guarantee or promise of continued service of the Participant with the Company, and the Company retains the right to terminate the employment or consultancy of any Participant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract. In general, it is a condition precedent that individuals must be Employees or Consultants of the Company at the time Benefits are paid to receive any Benefits (subject to certain narrow exceptions provided in the Plan) and Benefits may be subject to a clawback as provided in the Additional Terms.

THIS AGREEMENT IS SUBJECT TO A BINDING ARBITRATION PROVISION.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ASPEN AVIONICS, INC.	PARTICIPANT

By:
John Uczekaj, CEO

ATTACHMENT A

CERTAIN ADDITIONAL TERMS AND CONDITIONS OF THE PARTICIPATION AGREEMENT

1.	Certain Matters Concerning Taxes.

(a) Ordinary Income. The Benefit will likely be taxed at ordinary income tax rates (and not more preferable capital gains tax rates) for federal, state and local income tax purposes.

(b) 409A. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Benefits under the Plan required to be paid no later than fifteen (15) days following the Closing Date are intended to fall within the “short-term deferral” exemption from Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the Benefit to be provided hereunder will be subject to the additional tax imposed under Section 409A (which is basically an additional 20% excise tax). All other payments are meant to comply with Section 409A so that none of the Benefit to be provided hereunder will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Plan Administrator and each Participant will work together in good faith to consider either (i) amendments to this Plan; or (ii) revisions to the Plan with respect to the payment of any Benefit, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan Administrator reserves the right, in its sole discretion and without the consent of any Participant, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Benefit.

(c) Tax Withholding. The Company will withhold any federal, state or local taxes required with respect to any distribution under the Plan. The Participant shall take whatever action the Plan Administrator deems appropriate with respect to withholding of taxes, including, but not limited to, the Participant remitting to the Company any taxes required to be withheld by the Company under federal, state or local law as a result of the distribution. The Company may retain stock or equity securities equal to the taxes required to be withheld by the Company under federal, state or local law as a result of the distribution under the Plan.

2.	Additional Provisions.

(a) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(b) Integration; No Oral Modification. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. The Board may amend, modify, or alter the terms of the Plan or any Participation Agreement at any time prior to the Closing Date (which may include amendment without the consent of Participant).

(c) No Enlargement of Employment Rights, etc. Neither the establishment or maintenance of the Plan, the making of any contributions nor any action of the Company, the trustee, if any, or the Plan Administrator shall be held or construed to confer upon any individual any right to be continued as an Employee or a Consultant nor, upon dismissal, any right or interest in any fund or any other assets of the Plan, except to the extent provided in the Plan. The Company expressly reserves the right to discharge any Employee or Consultant at any time.

(d) Applicable Law. To the extent not subject to federal law, the provisions of this Agreement shall be construed, administered and enforced in accordance with applicable laws of the State of Delaware, without regard to conflict-of-law principles.

(e) Conformance With Applicable Laws. Notwithstanding anything contained herein to the contrary, the Plan and this Agreement shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A. The Company reserves the right to amend the Plan and this Agreement at any time in order for the Plan and this Agreement to comply with any such laws and regulations.

(f) Severability. If any provision of the Plan or this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan and this Agreement, and the Plan and this Agreement shall be construed and enforced as if such provision had not been included.

(g) Captions. The captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Agreement nor in any way affect the construction of any provision of this Agreement.

(h) Offsets. When any payment becomes due and payable hereunder, the Company, without notice, demand or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Company.

(i) Funding. The Plan shall be funded out of the Company’s general assets. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(j) No Guarantee of Employment. Selection of an individual to participate in the Plan shall not provide any guarantee or promise of continued service of the Employee or Consultant with the Company, and the Company retains the right to terminate the employment of any Employee or Consultant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

(k) Clawbacks. Any Benefit paid under the Plan is subject to recovery or “clawback” by the Company:

(1) if such Benefit was allocated to such Participant by the Plan Administrator based on actual fraud (i) in the financial statements, or (ii) other criteria upon which the Plan Administrator relied to make such allocation. Such Benefit shall be subject to clawback for a period of twelve (12) months from the date of payment, to the extent such Benefit would have been less had the Plan Administrator based such allocation on nonfraudulent information.

(2) if such Benefit was paid to an Employee who failed to continue to be employed by the Company (or its successor) for a period of 180 days after the Closing Date of the Change in Control unless such Employee’s reason for ceasing to be an Employee is that Employee’s employment was terminated without Cause or such Employee died or became Disabled during such 180-day period..

(l) No Equity Interest. Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

(m) Nonassignability. To the maximum extent permitted by law, a Participant’s right or benefits under the Plan and this Agreement shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(n) Successors and Assigns. The Plan and this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a Change of Control the Company shall require its successor(s) or assign(s) to assume the Company’s obligations under the Plan and this Agreement.

(o) Arbitration. Participant and the Company agree that any dispute arising out of or relating to the Plan or the Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures. Participant acknowledges that by agreeing to this arbitration procedure, both Participant and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition to and notwithstanding those rules, Participant and the Company agree that the arbitrator will: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company will pay all of the JAMS arbitration fees in excess of those administrative fees Participant would be required to pay if the dispute were decided in a court of law. The venue for such arbitration will be in Phoenix, Arizona.

[End of Additional Terms and Conditions of Participation Agreement]

ATTACHMENT B

Form of Release

Except as otherwise set forth in this General Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this General Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Plan, any similar or subsequent plan thereto or any sale of the Company or its assets, any recapitalization, redemption, liquidation, or dissolution of the Company, my employment with the Company or the termination of that ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this General Release; and (c) this General Release shall be effective upon the date this General Release is executed by me, provided that the Company has also executed this General Release by that date (“Effective Date”).

In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

ATTACHMENT C